Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Announces Resignation of Warren N. Romine
From the Company’s Board of Directors

WEST MELBOURNE, FL, January 6, 2014 – RELM Wireless Corporation (NYSE MKT: RWC) announced today that Warren N. Romine has resigned from the Board of Directors, effective immediately, in order to devote more time to other personal and professional commitments.

RELM President and Chief Executive Officer David Storey stated, “On behalf of our Board, I would like to thank Warren for his years of service on the Board and his significant contributions to RELM, and we wish him continued success in his future endeavors.”  Mr. Romine joined the Board in 2006, and recently served as chairman of the Company’s audit committee and as a member of the nominating and governance committee.

About RELM Wireless Corporation

As an American Manufacturer for more than 65 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.